Exhibit (a)(5)(lxxxxviii)

This announcement is not an offer to purchase or a solicitation of an offer to sell Shares (as defined below). The Offer

(as defined below) is made solely by the Amended and Restated Offer to Purchase dated July 24, 2003 and the related Amended and Restated Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of,

holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Credit Suisse First Boston LLC (“Credit Suisse First Boston”) or one

or more registered brokers or dealers licensed under the laws of such jurisdiction.

Pepper Acquisition Corp.

a wholly owned subsidiary of

Oracle Corporation

Has increased the Price of its Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(including the Associated Preferred Stock Purchase Rights)

of

PeopleSoft, Inc.

to

$26.00 Net per Share

Pepper Acquisition Corp. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of Oracle Corporation, a Delaware corporation (“Parent”), has increased the price of its offer to purchase all outstanding shares of common stock, $0.01 par value per share (the “Common Stock”) of PeopleSoft, Inc., a Delaware corporation (the “Company”), including the associated preferred stock purchase rights (the “Rights”) issued pursuant to the First Amended and Restated Preferred Shares Rights Agreement, dated as of December 16, 1997, between the Company and BankBoston, N.A. as Rights Agent (the Common Stock and the Rights together are referred to herein as the “Shares”), to $26.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase dated July 24, 2003 (the “Offer to Purchase”) and in the related Amended and Restated Letter of Transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

STOCKHOLDERS WHO HAVE ALREADY TENDERED SHARES PURSUANT TO THE OFFER USING THE PREVIOUSLY DISTRIBUTED LETTER OF TRANSMITTAL OR NOTICE OF GUARANTEED DELIVERY AND WHO HAVE NOT WITHDRAWN SUCH SHARES NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO RECEIVE THE INCREASED OFFER PRICE OF $26.00 PER SHARE, IF SHARES ARE ACCEPTED AND PAID FOR BY THE PURCHASER PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 12, 2004, UNLESS THE OFFER IS EXTENDED.

The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek maximum representation on the Company’s Board of Directors and to seek to have the Company consummate a merger or other similar business combination with the Purchaser (or one of its subsidiaries). Pursuant to such merger or business combination, outstanding Shares not owned by Parent or its subsidiaries (including the Purchaser) would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer.

The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares, which, together with the Shares then owned by Parent and its subsidiaries (including the Purchaser), represents at least a majority of the total number of Shares outstanding on a fully-diluted basis, (2) the Company’s Board of Directors redeeming the Rights or the Purchaser being satisfied, in its reasonable discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the merger of the Company and the Purchaser (or one of its subsidiaries) as described in the Offer to Purchase and (3) the Purchaser being satisfied, in its reasonable discretion, that Section 203 of the Delaware General Corporation Law is inapplicable to the merger of the Company and the Purchaser (or one of its subsidiaries) as described in the Offer to Purchase. The Offer is also subject to the other conditions described in the Offer to Purchase. If any such condition is not satisfied, the Purchaser may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the expiration of the Offer and not withdrawn or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. The Offer is not conditioned upon Parent or the Purchaser obtaining financing.

After the expiration of the Offer, if all of the conditions to the Offer have been satisfied or waived, but not 100% of the Shares have been tendered, the Purchaser may, subject to certain conditions, include a subsequent offering period of between three and 20 business days to permit additional tenders of Shares. No withdrawal rights apply to Shares tendered in a subsequent offering period, and no withdrawal rights apply during a subsequent offering period with respect to Shares previously tendered in the Offer and accepted for payment. The Purchaser does not currently intend to include a subsequent offering period, although the Purchaser reserves the right to do so.

For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)) and, if the Distribution Date (as defined in the Offer to Purchase) occurs, certificates for (or a confirmation of book-entry transfer, if available, of such Shares into the Depositary’s account at the Book-Entry Transfer Facility of) the associated Rights, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and (iii) any other required documents.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter, such tenders may be withdrawn only if such Shares have not been accepted for payment as provided in the Offer to Purchase. To withdraw tendered Shares, a written, telegraphic, telex or facsimile transmission notice of withdrawal with respect to such Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and the related Letter of Transmittal and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information. Stockholders should carefully read both in their entirety before any decision is made with respect to the Offer.

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the respective telephone numbers and addresses set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer to confirm delivery of Shares, stockholders are directed to contact the Depositary.

The Information Agent for the Offer is:

Mackenzie Partners, Inc. {Logo}

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (call collect)

or

Call Toll-Free (800) 322-2885

E-MAIL: proxy@mackenziepartners.com

The Dealer Manager for the Offer is:

Credit Suisse First Boston {Logo}

Eleven Madison Avenue

New York, New York 10010-3629

Call Toll-Free: (800) 881-8320

February 5, 2004